Exhibit 99.2

Porter Bancorp, Inc. Shareholders Approve Amendment to Articles of Incorporation at Special Meeting

LOUISVILLE, Ky.--(BUSINESS WIRE)--September 23, 2015--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, Inc., today announced that shareholders approved an amendment to the Articles of Incorporation as an effort to protect the long-term value of the Company’s accumulated tax benefit. The special shareholders meeting was held on September 23, 2015.

In comments made at the meeting, John T. Taylor, President and CEO of Porter Bancorp, Inc., stated, “Porter Bancorp’s shareholders overwhelmingly approved an amendment to our Articles of Incorporation that will assist in protecting the long-term value of the Company’s accumulated tax benefits. The Amendment is designed to limit transfers of Porter Bancorp’s common shares that could result in an “ownership change” under Section 382 of the Internal Revenue of Code and impair those tax benefits.”

“We have approximately $51.9 million of net deferred tax assets, subject to a 100% valuation allowance, primarily related to our net operating losses (NOLs) that we have generated but not yet realized for federal tax purposes. The approval of this amendment is part of our Board’s plan to protect these assets and reduce future federal income taxes to the extent allowed by the Internal Revenue Service.”

About Porter Bancorp, Inc.

Porter Bancorp, Inc. (NASDAQ: PBIB) is a Louisville, Kentucky-based bank holding company which operates banking centers in 12 counties through its wholly-owned subsidiary PBI Bank. Our markets include metropolitan Louisville in Jefferson County and the surrounding counties of Henry and Bullitt, and extend south along the Interstate 65 corridor. We serve southern and south central Kentucky from banking centers in Butler, Green, Hart, Edmonson, Barren, Warren, Ohio and Daviess counties. We also have a banking center in Lexington, Kentucky, the second largest city in the state. PBI Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including our ability to reduce our level of higher risk loans such as commercial real estate and real estate development loans, reduce our level of non-performing loans and other real estate owned, and increase net interest income in a low interest rate environment, as well as our need to increase capital. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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CONTACT:
Porter Bancorp, Inc.
John T. Taylor, 502-499-4800
Chief Executive Officer